                                                                     EXHIBIT 4.3
                                                 FORM OF NEW JUNIOR PIK PAY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR OTHER SIMILAR SECURITIES LAW.

                           SYSTEMONE TECHNOLOGIES INC.

            8.25% SUBORDINATED CONVERTIBLE NOTE DUE DECEMBER 31, 2005

$[[DOLLARAMT]]                                                  DECEMBER 9, 2002
                                                              NEW YORK, NEW YORK

         FOR VALUE RECEIVED, SystemOne Technologies Inc. (f/k/a Mansur Industries Inc.), a Florida corporation (the "Company"), promises to pay to [[Holder]] (the "Holder") or registered assigns, the principal amount of [[WordDollars]] Dollars ($[[DollarAmt]]), and to pay interest (computed on the basis of a 360 day year of twelve 30 day months) on the unpaid principal amount hereof at the rate of eight and one-fourth percent (8.25%) per annum on such dates as set forth in Section 3 hereof. Principal hereunder shall be due and payable in cash on the Maturity Date (as defined in Section 4 hereof), subject to the terms and conditions of Sections 5 and 6 hereof.

         This Note is one of several 8.25% Subordinated Convertible Notes Due December 31, 2005 (collectively, the "Notes") issued by the Company to several holders (collectively, the "Holders") pursuant to that certain Exchange Agreement dated December 9, 2002 (the "Agreement"), by and among the Company the Holders and the Secured Note Holders (as defined therein). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         This Note is subject to the following terms and conditions:

         1. UNSECURED OBLIGATIONS; SUBORDINATION. This Note and the amounts payable hereunder, including principal, premium, if any, and accrued interest shall be unsecured obligations of the Company, and shall be subordinate and junior to all indebtedness of the Company presently existing or hereinafter incurred by the Company from time to time in accordance with Section 2(h) hereof.

         2. COVENANTS. The Company covenants and agrees that, so long as this Note is outstanding and unpaid:

                  (a) PAYMENT OF NOTE. The Company will punctually pay or cause to be paid the principal, premium, if any, and interest on this Note at the dates and places and in the manner specified herein. Any sums required to be withheld from any payment of principal, premium, if any, or interest on this Note by operation of law or pursuant to any order, judgment, execution, treaty, rule or regulation may be withheld by the Company and paid over in accordance therewith. In the event any restriction is placed upon payment of principal, premium, if any, or interest by virtue of a currency or monetary control law, rule or regulation of the United States Federal Government, as set forth in a written notice delivered to the Holder within thirty (30) days after the imposition of such a restriction, such payments shall be deposited to the account of the payee in a bank, trust company or other financial institution, as directed by the payee. Such payment or deposit will be deemed payment to the Holder.

         Nothing in this Note or in any other agreement between the Holder and the Company shall require the Company to pay, or the Holder to accept, interest in an amount which would subject the Holder to any penalty or forfeiture under applicable law. In the event that the payment of any charges, fees or other sums due under this Note or provided for in any other agreement between the Company and the Holder are or could be held to be in the nature of interest and would subject the Holder to any penalty or forfeiture under applicable law, then ipso facto the obligations of the Company to make such payment to the Holder shall be reduced to the highest rate authorized under applicable law and, in the event that the Holder shall have ever received, collected, accepted or applied as interest any amount in excess of the maximum rate of interest permitted to be charged by applicable law, such amount which would be excess interest under applicable law shall be applied first to the reduction of principal then outstanding, and, second, if such principal amount is paid in full, any remaining excess shall forthwith be returned to the Company.

                  (b) MAINTENANCE OF CORPORATE EXISTENCE; MERGER AND CONSOLIDATION. The Company will at all times cause to be done all things necessary or appropriate to preserve and keep in full force and effect its corporate existence and the corporate existence of any significant subsidiary (as defined in Rule 405 of the Rules and Regulations under the Securities Act ("Significant Subsidiary")) and it shall not consolidate with or merge into any other corporation or transfer all or substantially all of its assets to any person unless (i) the corporation formed by such consolidation or into which the Company is merged or to which all or substantially all of the assets of the Company are transferred is a corporation that expressly assumes all of the obligations of the Company under this Note and (ii) after giving effect to such transaction, no Event of Default, as defined in Section 8(a) below, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

                  (c) MAINTENANCE OF PROPERTIES. The Company will reasonably maintain in good repair, working order and condition, reasonable wear and tear excepted, its properties and other assets, and those of any Significant Subsidiary, and from time to time make all necessary or desirable repairs, renewals and replacements thereto.

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
                  (d) PAYMENT OF TAXES. The Company will, and will cause any Significant Subsidiary to, pay or discharge or cause to be paid, set aside for payment or discharge, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or any Significant Subsidiary, as the case may be, or upon their respective income, profits or property; provided, that neither the Company nor any Significant Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim whose amount or validity is being contested in good faith by appropriate proceedings.

                  (e) COMPLIANCE WITH STATUTES. The Company will, and will cause any Significant Subsidiary to, comply in all material respects with all applicable statutes and regulations of the United States of America and of any state or municipality, and of any agency thereof, in respect of the conduct of business and the ownership of property by the Company or any Significant Subsidiary; provided, that nothing contained in this Section 1(e) shall require the Company or a Significant Subsidiary to comply with any such statute or regulations so long as its legality or applicability shall be contested in good faith.

                  (f) RESTRICTIONS ON DIVIDENDS, REDEMPTIONS, ETC. The Company will not, and will cause its subsidiaries (other than wholly-owned subsidiaries) not to, (i) declare or pay any dividend or make any other distribution of the Company, except dividends or distributions payable in equity securities of the Company, or (ii) purchase, redeem or otherwise acquire or retire for value any equity securities of the Company, except (A) equity securities acquired upon conversion or exchange thereof into other equity securities of the Company and (B) any equity security issued to employees, directors of others performing services in accordance with agreements providing for such repurchase at original cost upon termination of employment, membership on the Board of Directors or other affiliation with the Company.

                  (g) TRANSACTIONS WITH AFFILIATES. Neither the Company nor any Significant Subsidiary will itself, and will not permit any of their respective officers or directors, or holder of 5% or more of the Company's common stock ("Common Stock"), to engage in any transaction of any kind or nature with any affiliate of the Company or any Significant Subsidiary, other than transactions with any wholly-owned subsidiary of the Company or any Significant Subsidiary or pursuant to the terms of any agreement existing as of the date hereof between the Company or any Significant Subsidiary and any affiliate of the Company or any Significant Subsidiary, unless such transaction, or in the case of a course of related or similar transactions or continuing transactions, such course of transactions or continuing transactions is or are approved by independent directors of the Company or is or are upon terms which are fair to the Company or any Significant Subsidiary and which are reasonably similar to, or more beneficial to the Company or any Significant Subsidiary than the terms deemed likely to be obtained in similar transactions with unrelated persons under the same circumstances.

                  (h) LIMITATION OF INCURRENCE OF INDEBTEDNESS. The Company will not, and will not permit any of its subsidiaries to, at any time, incur, create, assume or guarantee, or otherwise become or be liable in any manner with respect to any indebtedness (other than indebtedness incurred to refinance any indebtedness outstanding on the date hereof or otherwise permitted hereunder) (the "Incurrence") unless, after giving pro forma effect of the Incurrence thereof, the ratio of Total Debt (as defined below) to Consolidated EBITDA (as defined below) for any period of twelve months then most recently ended shall be less than 6.0:1.0; provided, however, the Company may incur up to $10,000,000 of Total Debt (excluding the New Junior Notes) at any time. "Total Debt" shall mean the principal amount of all indebtedness of the Company and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principals, (a) in respect of money borrowed or evidenced by a promissory note, debenture or like written obligation to pay money (including the New Junior Notes); (b) in respect of any capital lease obligation; (c) obligations incurred or assumed as part of the deferred purchase price of any assets acquired by the Company or its subsidiaries; (d) all obligations or liabilities of others secured by a lien on any asset owned by the Company or any of its subsidiaries, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such asset; and (e) any guarantees by the Company or its subsidiaries of any indebtedness of another person or entities, provided, however, that in determining the indebtedness of the Company or any subsidiary, all liabilities of which the Company or any subsidiary is jointly and severally liable with one or more other persons or entities (including, without limitation, all liabilities of any partnership or joint venture of which the Company is a general partner or co-venturer) shall be included at the full amount thereof without regard to any right the Company or subsidiary may have against any such other person or entity for contribution or indemnity.

                  The term "Consolidated EBITDA" shall mean for any period for which the amount thereof is to be determined, the Consolidated Net Income (as defined below) for such period plus the aggregate amounts deducted in determining such Consolidated Net Income in respect of (i) Interest Expense (as defined below) for such period, (ii) income and other taxes measured by income or profits for such period, and (iii) Depreciation and Amortization Expense (as defined below) for such period.

                  The term "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of the Company and its subsidiaries for such period determined in accordance with generally accepted accounting principles applied on a consistent basis, after eliminating all offsetting debits and credits between the Company and its subsidiaries, operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and other items to be eliminated in accordance with generally accepted accounting principles, but, in any event, excluding:

                  (i) any net gains or net losses (less all fees and expenses related thereto) on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

                  (ii) all items properly classified as extraordinary in accordance with generally accepted accounting principles;

                  (iii) net earnings and losses of any subsidiary accrued prior to the date it became a subsidiary;

                  (iv) net earnings and losses of any person or entity (other than a subsidiary), substantially all the assets of which have been acquired by the Company or any subsidiary in any manner, realized by such other person or entity prior to the date of such acquisition, except to the extent that any such earnings have been received by the Company or such subsidiary in the form of cash dividends or other similar cash distributions;

                  (v) net earnings and losses of any person or entity (other than a subsidiary) which shall have been merged into or consolidated with the Company or any subsidiary prior to the date of such merger or consolidation;

                  (vi) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to the Company or any subsidiary;

                  (vii) earnings or losses resulting from any reappraisal, revaluation, write-up or write-down of assets during such period;

                  (viii) any income resulting from any excess of the equity in any person or entity at the date of acquisition thereof over the amount invested in such person or entity;

                  (ix) any net gain arising from the acquisition of any capital stock or other securities of the Company or any subsidiary;

                  (x) any deferred credit or amortization thereof from the acquisition of any properties or assets of any person or entity; and

                  (xi) any net gain from the collection of the proceeds of life insurance policies.

                  The term "Depreciation and Amortization Expense" shall mean, for any period, without duplication, the total expense of the Company and its subsidiaries during such period for depreciation, amortization of intangible assets and other non-cash charges, all calculated in accordance with generally accepted accounting principles.

                  The term "Interest Expense" shall mean, for any period, without duplication, the aggregate of all interest paid or accrued, including, without limitation, amortization of debt issuance costs, of the Company and its subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles.

         3.       INTEREST.

                  Interest shall be paid in cash semi-annually on the unpaid principal amount hereof at the rate of eight and one-quarter percent (8.25%) per annum on each June 30 and December 31, commencing on December 31, 2002 (each an "Interest Payment Date"), and concluding on the Maturity Date; provided, however, that the accrued interest that would otherwise be due on each Interest Payment Date prior to the Maturity Date shall be added to the principal amount of this Note then outstanding and thereafter be principal of this Note for all purposes.

         4.       MATURITY

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
                  If this Note is not converted into Common Stock in accordance with Section 5 hereof or redeemed in accordance with Section 6 hereof, the principal amount of this Note as determined in accordance with Section 2 hereof, together with accrued but unpaid interest, shall be due and payable in cash on December 31, 2005 (the "Maturity Date").

         5.       CONVERSION

                  All, but not less than all, of the principal amount of this Note as determined in accordance with Section 3 of this Note and accrued interest thereon may be converted into shares of Common Stock (the "Note Shares") at the option of the Holder at any time on or prior to the Maturity Date, subject to the terms and conditions set forth in this Section 5 or, if earlier, prior to the date fixed for redemption pursuant to Section 6 hereof. Upon conversion into Note Shares pursuant to this paragraph, the principal amount of this Note and accrued interest thereon, as determined in accordance with Section 3, shall be discharged.

                  From and after the date hereof, if the closing bid price of the Common Stock as reported on Nasdaq (or the closing sale price if the Common Stock is then traded on any principal national exchange or Nasdaq National Market) exceeds 175% of the Conversion Price (as defined below) for a period of twenty (20) consecutive trading days, including the twenty (20) trading days prior to the date hereof (the "Calculation Period") an early conversion event ("Early Conversion Event") shall have occurred. Upon the first Early Conversion Event, if any, in each calendar quarter, the principal amount of the Notes (as determined in accordance with Section 3 hereof) shall automatically and without any action by the Holder or the Company be converted into the Company's Common Stock, on a pro rata basis, in an amount determined in accordance with the following formula:

                                CN = V X 22 X CP

where CN is the principal amount of the Notes to be converted; V is the average daily reported volume of trading in the Company's Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered national securities association during the Calculation Period; and CP is the Conversion Price (as hereinafter defined).

                  Notwithstanding the foregoing, none of the outstanding principal of the Notes shall be converted as a result of an Early Conversion Event pursuant to this Section 5 unless the resale of the Note Shares is eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Act") or pursuant to an effective registration statement under the Act. Accrued interest on the principal amount converted upon the occurrence of an Early Conversion Event shall be paid on the next Interest Payment Date in accordance with Section 3 hereof.

                  (a) CONVERSION PRICE. The "Conversion Price" shall equal seventeen dollars ($17.00) (subject to adjustment under certain circumstances). The number of Note Shares into which this Note may be converted shall be determined by dividing the aggregate amount of outstanding principal on this Note and accrued interest thereon, as determined in accordance with Section 3, to be converted on the Conversion Date (as defined below) by the then applicable Conversion Price.

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
                  (b) METHOD OF CONVERSION. Before the Holder shall be entitled to receive Note Shares upon the conversion of this Note, the Holder shall surrender this Note and deliver a Notice of Conversion (in the form attached hereto as Exhibit A) in the event of conversion at the option of the Holder to the office of the Company or its designated agent. The Notice of Conversion shall state therein the amount(s) in which the certificate(s) for Note Shares are to be issued. Upon the conversion of this Note, in whole or in part, in connection with an Early Conversion Event the Company shall send to the Holder of this Note a Notice of Early Conversion (in the form attached hereto as Exhibit B) stating the amount of principal of the Note to be converted and the number of shares of Common Stock into which such principal shall be converted. The time of conversion (the "Conversion Date") shall be the close of business on the first business day following the date on which the Company receives the Notice of Conversion in the event of conversion at the option of the Holder or the last date of a Calculation Period in the event of conversion upon an Early Conversion Event, as the case may be. Interest on the principal amount of Notes converted ceases to accrue on and after the Conversion Date of such principal amount.

                  (c) ISSUANCE OF NOTE SHARES. The Company shall, as soon as practicable after surrender of this Note and receipt of the Notice of Conversion and receipt of this Note, but in no event more than three (3) business days thereafter, issue and deliver to the Holder, a certificate(s) for the number of Note Shares to which the Holder shall be entitled as aforesaid.

                  (d) NO FRACTIONAL SHARES. No fractional Note Shares shall be issuable upon conversion of this Note. If the conversion of this Note and any other Note(s) held by the Holder, in the aggregate would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded up to the nearest whole share and issued to the Holder.

                  (e)      ADJUSTMENT OF CONVERSION PRICE; MERGER.

                  (i) If the Company at any time or from time to time while this Note is issued and outstanding shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (ii) If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(e)(i)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Note Shares shall be convertible into, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of Note Shares that would have been subject to receipt by the Holder upon payment of Note Shares on this Note immediately before that change.

                  (iii) In case of any consolidation or merger of the Company with any other corporation, limited liability company or any other entity (each such transaction, a "Merger"), the entity formed by the Merger shall succeed to the covenants, stipulations, promises and the agreements contained in this Note. In the event of a Merger, the Company shall make appropriate provisions so that the Holder shall have the right thereafter to convert this Note into the kind and amount of securities receivable upon such Merger by a Holder of the number of securities into which this Note could have been converted immediately prior to a Merger. The above provisions shall similarly apply to successive Mergers.

                  (iv) Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5(e), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                  (f) RESERVATION OF STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes into Note Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Notes; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the Notes then, the Company will take such corporate action as in the opinion of its counsel may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite shareholder approval.

                  (g) ISSUE TAXES. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Note Shares; provided, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

         6.       REDEMPTION

                  (a) The principal amount of this Note plus any accrued but unpaid interest may be redeemed by the Company in cash at a redemption price of one hundred and two percent (102%) of the principal amount plus any accrued but unpaid interest.

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
                  (b)      Notice of intention to redeem this Note pursuant to
Section 6(b) will be given to the Holders by mailing notice thereof to such Holders' address as listed in the Note Register. Such notice will be deemed to have been given on the date of mailing as evidenced by an affidavit from the Chief Executive Officer or the Chief Financial Officer of the Company. Notice will be given not more than sixty (60) days nor less than thirty (30) days prior to the redemption date.

         7.       REGISTRATION: REGISTRATION OF TRANSFER AND EXCHANGE OF THIS
NOTE

                  (a) The Company shall keep or cause to be kept a note register (the "Note Register") for the Notes in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and the registration of transfers of the Notes.

                  (b) Subject to the restrictions on transfer set forth herein, this Note may be exchanged, at the option of each Holder, for other Notes in any authorized denominations, of a like aggregate principal amount, upon surrender of this Note to be exchanged at the offices of the Company or its designated agent (either, the "Registrar").

                  (c) All Notes issued upon any registration of transfer or exchange of this Note shall be valid obligations of the Company, evidencing the same debt, and entitling the Holder to the same benefits under this Note.

                  (d) Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar, duly executed by the Holder thereof or such Holder's attorney duly authorized in writing.

                  (e) No charge shall be made to a Holder for any registration of transfer or exchange of Notes.

                  (f) Prior to due presentment for registration of transfer of any Note, the Company may treat the person in whose name any Note is registered (as of the day of determination) as the Holder for the purpose of receiving payments of principal of and interest on such Note and for all other purposes, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

         8.       DEFAULT

                  (a) DEFAULT. For purposes of this Section 8, the term "Significant Subsidiary" shall have the same meaning as defined in Rule 405 of the Rules and Regulations under the Securities Act, except that the applicable percentage expressed in each of the conditions under such Rule 405 shall be 25% instead of 10%. The occurrence of any one or more of the following events shall constitute an event of default (each an "Event of Default") hereunder:

                  (i) if the Company fails to make payment of any sum payable with respect to the Note, which failure is not cured within ten (10) business days of the stated due date of such payment, or if the Company violates any of the agreements, promises, covenants, terms and conditions of any of, the Notes and such violation remains uncured for ten (10) business days after the earlier of (i) the date of the applicable Notice of Event of Default (as defined below) or (ii) the date that a Responsible Officer (as defined below) acquires knowledge of any such violation.

                  (ii) if any warranty, representation or statement of fact made herein by the Company is false or misleading in any material respect when made;

                  (iii) if the Company or any Significant Subsidiary fails to maintain its corporate existence and such failure remains uncured for ten (10) business days after earlier of (i) the date of the applicable Notice of Event of Default (as defined below) or (ii) the date that a Responsible Officer (as defined below) acquires knowledge of any such failure;

                  (iv) if the Company or any Significant Subsidiary becomes insolvent (however defined or evidenced) or makes an assignment for the benefit of creditors;

                  (v) if there shall be filed by or against the Company or any Significant Subsidiary any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced with respect to the Company or any Significant Subsidiary under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against the Company or any Significant Subsidiary such proceeding or petition shall have continued undismissed and unvacated for at least 60 days;

                  (vi) if any proceeding, procedure or remedy supplementary to or in enforcement of a final non-appealable judgment (other than any judgment that would not have a Material Adverse Effect on the Company or any Significant Subsidiary, taken as a whole) shall be commenced against, or with respect to any material property of, the Company or any Significant Subsidiary; or

                  (vii) if any petition or application to any court or tribunal, at law or in equity, shall be filed by or against the Company or any Significant Subsidiary for the appointment of any receiver or trustee for the Company or any Significant Subsidiary or any material part of the property of the Company or any Significant Subsidiary, provided that in the case of any involuntary filing against the Company or any Significant Subsidiary, such proceeding or appointment shall have continued undismissed and unvacated for at least 60 days.

                  (b) NOTICE OF EVENT OF DEFAULT. Upon the Chairman, the Chief Executive Officer, the Chief Financial Officer (or principal accounting officer), or any President (each a "Responsible Officer") of the Company acquiring knowledge of the existence of an Event of Default, the Company shall send to the Holder a written notice ("Notice of Event of Default") specifying the nature and period of existence of any Event of Default and what action the Company is taking or proposes to take with respect thereto.

                  (c) REMEDIES UPON DEFAULT. If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of the Holder under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Holder may, at its option, declare any or all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all accrued and unpaid interest thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable interest rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, attorney's fees and legal expenses.

                  (d) THE COMPANY'S WAIVERS. The Company (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for the Holder to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against the Company is hereby expressly waived by the Company.

                  (e) CERTAIN OBLIGORS. The Holder may proceed against the Company and any guarantors or endorsees hereof in such order and manner as the Holder may choose.

         9.       OTHER PROVISIONS RELATING TO RIGHTS OF THE HOLDER OF THIS NOTE

                  (a) RIGHTS OF THE HOLDER OF THIS NOTE. This Note shall not entitle the Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company. This Section 9(a) shall not affect the rights of the Holder in its capacity as a shareholder of the Company upon conversion of this Note and issuance to the Holder of Note Shares pursuant to Section 5 hereof.

                  (b) LOST, STOLEN, MUTILATED OR DESTROYED NOTE. If this Note shall be mutilated, lost, stolen, or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen, or destroyed but only upon receipt of evidence (which may consist of a signed affidavit of the Holder), of such loss, theft, or destruction of such Note, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

         10.      SECURITIES LAW COMPLIANCE

                  (a) RESTRICTIONS ON TRANSFER. The Holder and the Company understand that each of (i) the Holder's right to convert this Note and (ii) the ability of the Company to issue the Note Shares are subject to full compliance with the provisions of all applicable securities laws and the availability thereunder of an exemption from registration, and that the certificates evidencing the Note Shares, shall bear a legend substantially to the effect of the legend on the first page hereof.

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                  (b)      COMPLIANCE WITH LAWS. The Holder agrees to comply
with all applicable laws, rules and regulations of all federal and state securities regulators, including but not limited to, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and applicable state securities regulators with respect to disclosure, filings and any other requirements resulting in any way from the issuance or conversion of this Note.

         11.      OTHER MATTERS

                  (a) BINDING EFFECT; ASSIGNMENT. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company.

                  (b) FURTHER ACTIONS. At any time and from time to time, the Company and the Holder agree, without further consideration, to take such actions and to execute and deliver such documents as the other may reasonably request to consummate the transactions contemplated in this Note.

                  (c) MODIFICATION; WAIVER. This Note sets forth the entire understanding of the Company and the Holder with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter. This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and Holders of at least fifty-one percent (51%) in principal amount of the Notes at the time outstanding; provided, however, that the consent of the Holder shall be required to modify the terms of this Note affecting the payment of principal amount of, or interest on, such Holder's Note or the term of such Holder's Note. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder. Any waiver must be in writing. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

                  (d) NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt if to (i) the Company, to SystemOne Technologies Inc., 8305 N.W. 27th Street, Suite 107, Miami Florida 33122, with a copy to Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, Attention: Ira N. Rosner, Esq. and (ii) the Holder to such Holder at its last address as shown on the Note Register (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10(d)). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

                                       12
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                  (e)      SEVERABILITY. If any provision of this Note is
invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. The rate of interest on this Note is subject to any limitations imposed by applicable usury laws.

                  (f) HEADINGS. The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

                  (g) GOVERNING LAW. This Agreement shall be governed by and construed in all respects under the laws of the State of New York, without reference to its conflict of laws rules or principles. Any suit, action, proceeding or litigation arising out of or relating to this Agreement shall be brought and prosecuted in such federal or state court or courts located within the State of New York as provided by law. The parties hereby irrevocably and unconditionally consent to the jurisdiction of each such court or courts located within the State of New York and to service of process by registered or certified mail, return receipt requested, or by any other manner provided by applicable law, and hereby irrevocably and unconditionally waive any right to claim that any suit, action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

                  (h) DUE AUTHORIZATION. The execution and delivery of this Note and the consummation of the transactions contemplated herein have been authorized by the Board of Directors of the Company.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by its Chief Executive Officer thereunto duly authorized.

                                       SYSTEMONE TECHNOLOGIES INC.

                                       By: ____________________________
                                            Paul I. Mansur
                                            Chief Executive Officer

Attest:

By: _________________________
     Pierre G. Mansur
     President

                                       13
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                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

         The undersigned being the holder of the attached 8.25% Subordinated Convertible Note(s) Due on December 31, 2005 (the "Note(s)") of SystemOne Technologies Inc. (the "Corporation"), hereby exercises the option to convert the Note(s) into Note Shares (as defined in the Note(s)) in accordance with the terms of the Note(s).

         The undersigned directs that the Note Shares be issued in the name of the holder of the attached Note and delivered as soon as practicable and in accordance with the provisions of the Note(s) to:

Full address:              _____________________________________

                           _____________________________________

                           _____________________________________

                           _____________________________________

Date:__________________________________

By_____________________________________
Name:__________________________________

                                       14
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                                                                       EXHIBIT B

                        NOTICE OF EARLY CONVERSION EVENT

         SystemOne Technologies Inc. (the "Company") hereby notifies ______________, the holder of $___________ principal amount of its Subordinated Convertible Note(s) (the "Note(s)") due the Maturity Date (as defined in the
Note), that an Early Conversion Event occurred on ______, 200_, and as such, you are hereby directed to surrender the Note as $______ of principal amount of such Note has been automatically converted into Note Shares (as defined in the Note) in accordance with the terms of the Note.

         Unless otherwise instructed, the Company shall issue the Note Shares and a new Note for the balance of the principal of the Note not converted in the name of the holder of the attached Note and deliver same as soon as practicable and in accordance with the provisions of the Note(s) to the address set forth in the Note Register.

Date:________________________

SystemOne Technologies Inc.

By:  ________________________
Name:

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